Exhibit 5.1

[LETTERHEAD OF FASKEN MARTINEAU DUMOULIN LLP]

January 24, 2003

Telesystem International Wireless Inc.
1000 de la Gauchetière Street West
Montréal, Québec
Canada H3B 4W5

Dear Sirs:

          We have acted as Canadian legal counsel to Telesystem International Wireless Inc. (the “Company”) in connection with the issuance of (i) 14% Senior Guaranteed Notes due December 30, 2003 of the Company (the “December 2001 PIK Notes”) as payment in kind of the interest due on December 30, 2001 on its outstanding 14% Senior Guaranteed Notes due December 30, 2003 (the “Underlying Notes”), (ii) 14% Senior Guaranteed Notes due December 30, 2003 of the Company (the “June 2002 PIK Notes”) as payment in kind of the interest due on June 30, 2002 on its outstanding 14% Senior Guaranteed Notes due December 30, 2003, (iii) additional 14% Senior Guaranteed Notes due December 30, 2003 of the Company (the “December 2002 Notes”) issued on December 30, 2002 pursuant to the provisions of the Indenture (as defined below) and (iv) certain Underlying Notes that have not been previously registered (the “Unregistered Underlying Notes”). The December 2001 PIK Notes, the June 2002 PIK Notes and December 2002 Notes (the “Additional Notes”) and the Unregistered Underlying Notes are being registered for purposes of resale on a registration statement on Form F-3 being filed on or about the date hereof (the “F-3”) pursuant to the form of prospectus contained therein (the “Prospectus”).

          For the purposes of our opinion, we have examined the following documents:

a)	an executed copy of the indenture (the “Indenture”) relating to the 14% Senior Guaranteed Notes due December 30, 2003 of the Company, among the Company, Telesystem International Wireless Corporation N.V. and The Bank of Nova Scotia Trust Company of New York (the “Trustee”) dated as of September 18, 2001;

b)	a certified copy of a resolution of the Board of Directors of the Company adopted at a meeting held on June 25, 2001; and

d)	a copy of the F-3.

          For purposes of this opinion, we have considered such questions of law and examined such statutes, corporate records and instruments and other documents, as we have considered necessary or appropriate as a basis for the opinions hereinafter expressed. We have also assumed the genuineness of all signatures, the authenticity and completeness of all documents and instruments submitted to us as originals, the conformity to authentic and complete original documents of all documents submitted to us as certified, conformed, photocopied, facsimile or similarly reproduced copies of such original documents.

          The opinions expressed herein are limited to the laws of the Province of Québec and the federal laws of Canada applicable therein.

          Based upon and relying on the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

1.	All necessary corporate action has been taken by the Company to authorize the issuance, execution and delivery of the Unregistered Underlying Notes and Additional Notes by the Company; and

2.	When (i) duly executed and delivered on behalf of the Company in accordance with the provisions of the Indenture and (ii) duly authenticated by the Trustee pursuant to the terms of the Indenture, the Unregistered Underlying Notes and Additional Notes will have been validly issued by the Company.

          Based upon and relying on the foregoing and subject to the qualifications set forth herein, the discussion of Canadian federal income tax considerations set forth under the caption “Income Tax Considerations — Canadian Income Tax Considerations” in the Prospectus constitutes our opinion as to the principal Canadian federal income tax consequences generally applicable to a U.S. holder of Unregistered Underlying Notes and Additional Notes as discussed therein.

          We consent to being named in the F-3 and the Prospectus under the caption “Income Tax Considerations — Canadian Income Tax Considerations” as Canadian counsel that has passed upon the matters discussed under such caption as well as under the caption “Legal Matters” as Canadian counsel that has passed upon the matters addressed in this letter.

          We also hereby consent to the filing of this opinion as an exhibit to the F-3, of which the Prospectus forms a part. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Yours truly,

/s/ Fasken Martineau DuMoulin LLP

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